                                                                     EXHIBIT 8.1




                               September 15, 2003



Anixter International Inc.
2301 Patriot Boulevard
Glenview, Illinois  60025

                  RE: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         We have acted as special counsel to Anixter International Inc., a Delaware corporation (the "Company"), in connection with its filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration of $378,135,000 aggregate principal amount at maturity of the Company's Liquid Yield Option Notes due 2033 (Zero Coupon-Senior) (the "LYONs") and up to 4,869,357 shares (the "Shares") of the Company's Common Stock, par value $1.00 per share (the "Common Stock") issuable upon conversion of the LYONs.

         In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

         On the basis of such examination, and subsequent to the qualifications set forth below, we are of the opinion that the LYONs will be treated as indebtedness of the Company for United States federal income tax purposes that are subject to the regulations governing contingent payment debt instruments that are contained in Treasury Regulation section 1.1275-4(b); the definition of "comparable yield," which is used in computing the yield to maturity of the LYONs, means the annual rate the Company would pay on a non-contingent, non-convertible, fixed-rate debt security with terms and conditions otherwise comparable to that of the LYONs; and the statements in the Registration Statement under the caption "Certain United States Federal Income Tax Considerations," insofar as such statements constitute a summary of the material United States federal tax laws referred to therein, accurately summarize (subject to the qualifications contained therein) in all material respects the material United States federal tax laws referred to therein.

Anixter International Inc.
September 15, 2003
Page 2



         Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Certain United States Federal Income Tax Considerations."



                                                Very truly yours,

                                                SCHIFF HARDIN & WAITE



                                                By: /s/ Lawrence H. Jacobson
                                                    ----------------------------
                                                    Lawrence H. Jacobson